UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2007

Synova Healthcare Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Following the acquisition in January 2007 by Synova Healthcare Group, Inc. of Allendale Pharmaceuticals, Inc. (“Allendale”) and the worldwide rights to manufacture and sell the Today® Sponge contraceptive product, on August 28, 2007 we signed an amendment to that certain Amended and Restated Contract Manufacturing Agreement, dated as of March 8, 2006, between Allendale, one of our wholly-owned subsidiaries, and OSG Norwich Pharmaceuticals, Inc., now known as Norwich Pharmaceuticals, Inc. (“NPI”). Under the terms of the Second Amended and Restated Contract Manufacturing Agreement (the “Manufacturing Agreement”), NPI owns and operates the facility that is used to manufacture our Today® Sponge contraceptive product that we currently market and sell in the United States and Canada.

The Manufacturing Agreement has been amended to change the way we obtain and pay for this product from NPI from a purchase order method to a “take or pay” method. Under the purchase order method, NPI was only required to manufacture the amount of product we requested pursuant to quarterly purchase orders we submitted to NPI in advance. Under the take or pay method, we agree that we will purchase and have delivered to us a specified minimum amount of product each month pursuant to monthly purchase orders we submit at least 90 days in advance. If we do not order and receive this minimum amount, we must pay NPI an amount specified under the agreement, unless our failure to purchase and have delivered the product is within the control of NPI. The minimum monthly take or pay amounts range from $150,000 to $700,000, which represents an aggregate amount of $3.85 million for May through December 2007, subject to reduction if certain manufacturing and production efficiency criteria are not met. The $3.85 million aggregate take or pay amount for 2007 is effectively reduced by approximately $250,000 for product we have already paid for in 2007. We must provide our take or pay commitment for 2008 by October 1, 2007, or we will be required to renegotiate the per unit price; however, we have committed to purchase a minimum amount of product in the first quarter of 2008.

The Manufacturing Agreement’s term will expire on April 30, 2010; however, the term is automatically extended for an additional 24 month period unless one party notifies the other party that it does not wish to extend the agreement at least 18 months before expiration of the initial term. The Manufacturing Agreement was amended to permit us to terminate the agreement if a governmental authority withdraws the product from sale in the United States or we withdraw it from the market other than because of an action of a governmental authority. If we terminate the Manufacturing Agreement in either case, we must pay to NPI as its sole remedy for such termination an amount equal to the take or pay amount applicable with respect to the following three calendar months plus 60% of the take or pay applicable to the subsequent six calendar months.

The Manufacturing Agreement also provides that, at the termination of the Manufacturing Agreement, we must purchase all finished product manufactured in reliance upon an outstanding purchase order at the agreed-upon prices and all remaining raw materials will be shipped to us. The Manufacturing Agreement has been amended to provide that, upon termination or expiration, we are only required to pay NPI’s out of pocket cost for shipping such materials plus an additional 15% if the Manufacturing Agreement is terminated for cause by NPI or without cause by us. Upon the termination date, we must begin to remove our equipment from NPI’s facility, and if such removal is not completed within 90 days, we would be required to pay NPI $50,000 per month to rent the facility in which the equipment remains.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Robert L. Edwards
Name:	Robert L. Edwards
Title:	Chief Financial Officer